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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Standard Motor Products, Inc.:

We consent to the use of our report dated February 24, 2003, with respect to the consolidated balance sheets of Standard Motor Products, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading 'Experts' in the prospectus.

Our report dated February 24, 2003 refers to the Company's adoption of Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002. Our report also indicates that the consolidated financial statements referred to above have been revised to account for the loss on early extinguishment of debt in accordance with Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which was adopted by the Company as of January 1, 2003.

/s/ KPMG LLP

New York, New York
June 18, 2003